Exhibit 10.1

BEFORE THE NORTH CAROLINA UTILITIES COMMISSION
    DOCKET NO. E-2, SUB 1131
    DOCKET NO. E-2, SUB 1142
    DOCKET NO. E-2, SUB 1103
    DOCKET NO. E-2, SUB 1153
    DOCKET NO. E-2, SUB 1219
    DOCKET NO. E-2, SUB 1193

    DOCKET NO. E-7, SUB 1146
    DOCKET NO. E-7, SUB 819
    DOCKET NO. E-7, SUB 1152
    DOCKET NO. E-7, SUB 1110
    DOCKET NO. E-7, Sub 1214
    DOCKET NO. E-7, SUB 1213
    DOCKET NO. E-7, SUB 1187

In the Matters of                )
Applications of Duke Energy Progress, LLC    ) COAL COMBUSTION
and Duke Energy Carolinas, LLC for        )        RESIDUALS
Adjustment of Rates and Charges Applicable    ) SETTLEMENT AGREEMENT
To Electric Service in North Carolina        )
                            )

This Coal Combustion Residuals Settlement Agreement is entered into as of the 22nd day of January, 2021, by and between Duke Energy Progress, LLC; Duke Energy Carolinas, LLC; the Public Staff-North Carolina Utilities Commission; the Attorney General’s Office; and the Sierra Club.

I.DEFINITIONS. The following definitions shall apply for purposes of this Coal Combustion Residuals Settlement Agreement:

A.2017 NC DEC Rate Case - Docket No. E-7, Sub 1146 and consolidated dockets.

B.2017 NC DEP Rate Case - Docket No. E-2, Sub 1142 and consolidated dockets.

C.2017 NC Rate Cases - 2017 NC DEP Rate Case and 2017 DEC Rate Case.

D.2018 NC DEC Rate Order - June 22, 2018 Order Accepting Stipulation, Deciding Contested Issues, and Requiring Revenue Reduction, issued by the Commission in the 2017 NC DEC Rate Case.

E.2018 NC DEP Rate Order - February 23, 2018 Order Accepting Stipulation, Deciding Contested Issues and Granting Partial Rate Increase, issued by the Commission in the 2017 NC DEP Rate Case.

F.2018 NC Rate Orders - 2018 NC DEC Rate Order and 2018 NC DEP Rate Order.

G.2019 NC DEC Rate Case - Docket No. E-7, Sub 1214 and consolidated dockets.

H.2019 NC DEP Rate Case - Docket No. E-2, Sub 1219 and consolidated dockets.

I.2019 NC Rate Cases - 2019 NC DEP Rate Case and 2019 DEC Rate Case.

J.AGO - North Carolina Attorney General’s Office.

K.Amortization Period - the period of time over which rate recovery is authorized.

L.ARO - Asset Retirement Obligation.

M.CAMA - The North Carolina Coal Ash Management Act, S.L. 2014-122, which was subsequently amended in the Mountain Energy Act, S.L. 2015-110, and the Drinking Water Protection/Coal Ash Cleanup Act, S.L. 2016-95.

N.CCR - coal combustion residuals, or coal ash, a by-product of electricity generation by coal-fired power plants.

O.CCR Costs - expenditures made on or after January 1, 2015, in order to settle the Companies’ legal ARO, recorded pursuant to the Financial Accounting Standards Board’s Accounting Standard Codification Section 410, and resulting from the management of CCR, including requirements for closure of coal ash basins related to the Companies’ coal-fired power plants, and including associated remediation and corrective action. CCR Costs do not include the gain or loss on the sale of CCR under N.C. Gen. Stat.
§ 62-133.2(a1)(9).

P.CCR Rule - Hazardous and Solid Waste Management System - Disposal of Coal Combustion Residuals from Electric Utilities (CCR Rule), see 80 Fed. Reg. 21301 (April 17, 2015).

Q.CCR Settlement Agreement - Coal Combustion Residuals Settlement Agreement.

R.Coal ash insurance litigation - litigation seeking reimbursement from insurance companies for CCR Costs.

S.Commission - North Carolina Utilities Commission.

T.Companies - DEC and DEP.

U.Company - DEC or DEP.

V.Customers - using and consuming public in the Companies’ North Carolina retail territories.

W.DEC - Duke Energy Carolinas, LLC.

X.DEC Cost of Service Penalty - $70 million cost of service penalty imposed by the Commission in the 2017 NC DEC Case.

Y.Deferral Period - the period beginning at the time costs are initially incurred until they begin to be recovered in rates.

Z.DHEC - South Carolina Department of Health and Environmental Control.

AA.DEP - Duke Energy Progress, LLC.

AB.DEP Cost of Service Penalty - $30 million cost of service penalty imposed by the Commission upon DEP in the 2017 NC DEP Case.

AC.DEQ - North Carolina Department of Environmental Quality.

AD.DEQ Settlement - settlement agreement dated as of December 31, 2019, by and between, inter alia, the Companies and DEQ requiring closure of CCR impoundments at the Companies’ sites, the material terms of which were incorporated into a consent order entered by the Wake County Superior Court on February 5, 2020.

AE.EPA - United States Environmental Protection Agency.

AF.Equitable Sharing - proposal that the net present value of CCR Costs (including Financing Costs incurred during the Deferral Period) net of any Reasonable and Prudent Disallowance and additional specific dollar disallowances related to Historical Practices would be shared between the Companies and Customers.

AG.Financing Costs - costs incurred by the Companies to finance CCR Costs during the Deferral Period and the Amortization Period.

AH.First and Second Partial Stipulations - First Partial Stipulation filed March 25, 2020, and Second Partial Stipulation filed July 31, 2020, in the 2019 DEC NC Rate Case; First Partial Stipulation filed June 2, 2020, and Second Partial Stipulation filed July 31, 2020, in the 2019 DEP NC Rate Case.

AI.Future CCR Costs - CCR Costs incurred by DEC from February 1, 2020, through January 31, 2030, and CCR Costs incurred by DEP from March 1, 2020, through February 28, 2030.

AJ.GAAP - Generally Accepted Accounting Principles.

AK.Historical Practices - The Companies’ coal ash management practices prior to January 1, 2015.

AL.Historical Practice Arguments - Arguments that the Companies’ Historical Practices were inadequate and led to unreasonable CCR Costs being incurred or led to CCR Costs being unreasonably higher than otherwise would have been incurred.

AM.Intervenor Settling Parties - Sierra Club, Public Staff and AGO.

AN.NC Rate Cases - 2017 and 2019 NC Rate Cases.

AO.Public Staff - Public Staff-North Carolina Utilities Commission.

AP.Reasonable and Prudent Disallowance - An adjustment to costs on the grounds that the costs were unreasonable or were imprudently incurred.

AQ.ROE - cost of equity.

AR.Settling Parties - Collectively, the Companies and the Intervenor Settling Parties.

AS.Settling Party - one of the Companies or the Intervenor Settling Parties.

AT.WACC - weighted average cost of capital, adjusted as appropriate to reflect income tax savings resulting from the deductibility of interest expense.

II.BACKGROUND AND STATEMENT OF PURPOSE
A.    The Companies are public utilities operating under the laws of the State of North Carolina and are subject to regulation by the Commission. DEP is engaged in the business of generating, transmitting, distributing, and selling electric power to the public in an area of eastern North Carolina and eastern South Carolina, and an area in western North Carolina in and around the city of Asheville. DEC is engaged in the business of generating, transmitting, distributing, and selling electric power to the public in the central and western portions of North Carolina and western South Carolina.
B.    The NC Rate Cases are currently pending before the Commission.
C.    The Public Staff and the AGO represent the using and consuming public in the Companies’ North Carolina retail territories (“Customers”), and are intervenors as of right in the NC Rate Cases. Sierra Club also is an intervenor in the NC Rate Cases, having been granted permission to intervene by the Commission.
D.    A major issue in each of the NC Rate Cases concerns the extent to which the Companies may recover, and the manner in which they may recover, CCR Costs from Customers. CCR Costs arise from legal requirements that were imposed upon the Companies by various federal and state statutes, rules, regulations and directives, including the CCR Rule, CAMA, and various special orders, consent decrees, and agreements between the Companies (or each Company separately) and DEQ/DHEC.
E.    These new legal requirements triggered GAAP provisions relating to the retirement of long-lived tangible assets, and specifically triggered a requirement that the Companies account for CCR Costs through ARO accounting. Each Company, as required by GAAP, established AROs with respect to its coal ash basins. CCR Costs, which are equal to the post-December 31, 2014, expenditures that the Companies must make to satisfy, or settle, their respective AROs, have all been deferred for North Carolina retail accounting and ratemaking purposes by orders of the Commission, and, pursuant to a model denominated by the Companies as “Spend/Defer/Recover”, are sought to be recovered in rates in periodic rate case filings. Cost recovery sought by the Companies includes not only CCR Costs actually incurred, but also Financing Costs associated with (in each rate case) two distinct periods – a Deferral Period and an Amortization Period. In the 2019 NC DEC Rate Case and 2019 NC DEP Rate Case, the Deferral Period runs until the date new non-interim rates are implemented in those cases.

F.    In the 2017 NC DEP Rate Case, DEP sought recovery of its CCR Costs incurred from January 1, 2015, through August 31, 2017, along with Financing Costs at its approved WACC during both the Deferral Period and the Amortization Period. In the 2017 NC DEC Rate Case, DEC sought recovery of its CCR Costs incurred from January 1, 2015, through December 31, 2017, along with Financing Costs at its approved WACC during both the Deferral Period and the Amortization Period. In the 2019 NC DEC Rate Case, DEC sought recovery of its CCR Costs incurred from January 1, 2018, through January 31, 2020, along with Financing Costs at its approved WACC during both the Deferral Period and the Amortization Period. In the 2019 NC DEP Rate Case, DEP sought recovery of its CCR Costs incurred from September 1, 2017, through February 29, 2020, along with Financing Costs at its approved WACC during both the Deferral Period and the Amortization Period. In all of the NC Rate Cases, the Companies proposed an Amortization Period of five years.
G.    In each of the NC Rate Cases, various intervenors, including the Intervenor Settling Parties, generally opposed the Companies’ requests for recovery of all of their CCR Costs from their Customers and sought to have the Commission disallow portions of the CCR Costs, and also sought to have the Commission deny recovery of all or part of the Financing Costs incurred (or, during the relevant Amortization Period, to be incurred). Without limitation, challenges to the Companies’ recovery of CCR Costs and Financing Costs asserted in the NC Rate Cases may be categorized as follows:
i.Cost disallowance premised upon alleged unreasonableness or imprudence of the Companies’ incurrence of CCR Costs. In each of the NC Rate Cases, the Public Staff challenged the Companies’ execution of work required to be performed in order to meet the requirements of CAMA and the CCR Rule, including decisions made by the Companies with respect to siting and constructing new landfills and other ash management facilities, transporting coal ash, and constructing ash beneficiation facilities.

ii.Cost disallowance premised upon the Companies’ Historical Practices. Certain intervenors have challenged the Companies’ ability to recover CCR Costs and Financing Costs from Customers by advocating disallowance of all or a portion of these costs based upon Historical Practices Arguments.

iii.Equitable Sharing. The Public Staff has in each of the NC Rate Cases proposed disallowance based on an equitable sharing argument, pursuant to which the net present value of CCR Costs and the Financing Costs incurred during the Deferral Period, net of any Reasonable and Prudent Disallowance associated with either post-CAMA/CCR Rule work or Historical Practices, would be shared between the Companies and Customers. The Public Staff has advocated that the appropriate sharing percentage in each of the NC Rate Cases be approximately 50/50.

The Companies opposed disallowance of any CCR Costs or Financing Costs in the NC Rate Cases.
H.    In the 2018 NC DEP Rate Order, the Commission determined that all CCR Costs, with the exception of approximately $9.5 million, could be recovered from Customers, and that in the exercise of its discretion, all Financing Costs at DEP’s authorized WACC incurred during the Deferral Period and a five-year Amortization Period could be recovered from Customers. However, the Commission reduced the annual revenue requirement by $6 million (from the return on the unamortized balance in the rate base portion) for each of the five years during the Amortization Period, resulting in a $30 million DEP Cost of Service Penalty.
I.    In the 2018 NC DEC Rate Order, the Commission decided that all CCR Costs could be recovered from Customers, and that, in the exercise of its discretion, all Financing Costs at DEC’s authorized WACC incurred during the Deferral Period and a five-year Amortization Period could be recovered from Customers. However, the Commission reduced the annual revenue requirement by $14 million (from the return on the unamortized balance in the rate base portion) for each of the five years during the Amortization Period, resulting in a $70 million DEC Cost of Service Penalty.
J.    The 2018 NC Rate Orders were appealed to the North Carolina Supreme Court by the AGO and Sierra Club, and a cross appeal was entered with respect to each 2018 NC Rate Order by the Public Staff. The Supreme Court decided the appeals in State ex rel. Utils. Comm’n v. Stein (“Stein”), Nos. 271A18 and 401A18, 2020 WL 7294770 (N.C. Dec. 11, 2020). The Supreme Court remanded the case back to the Commission for further proceedings consistent with the Stein opinion.
K.    The Commission has not as yet decided the issues remanded to it by Stein. In addition, the 2019 Rate Cases have not yet been decided by the Commission.
L.    The Settling Parties, without any admission of prudence, imprudence, error or fault, without waiver of any of their positions in the NC Rate Cases, and in order to avoid the expense, uncertainty, and inconvenience of further litigation, have agreed to resolve and settle all claims and disputes regarding the Companies’ recovery from Customers of (i) CCR Costs and Financing Costs in the NC Rate Cases and (ii) CCR Costs and Financing Costs incurred through January 31, 2030 (DEC), and February 28, 2030 (DEP), in accordance with the terms and conditions of this CCR Settlement Agreement, and subject to approval by the Commission.
III.AGREEMENT
NOW, THEREFORE, for and in consideration of the mutual promises set forth in this CCR Settlement Agreement, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which the Settling Parties acknowledge, the Settling Parties agree as follows:

A.Interpretation of Background and Statement of Purpose. The statements in the Background and Statement of Purpose are intended solely to describe the background to this agreement and do not express an agreement, admission, or concession by any Settling Party as to the matters described therein.

B.Relationship to Other Settlement Agreements and Stipulations and Fuel Clause Cost Recovery. This CCR Settlement Agreement is not intended to impact or in any way modify any of the settlement agreements entered by the Companies and intervenors in the 2019 NC Rate Cases, including the First and Second Partial Stipulations. This CCR Settlement Agreement does not limit in any manner, and the Settling Parties agree that it is not intended to have any impact on the Companies’ ability to recover, or on any party’s right to challenge, the costs resulting from any sales of generation by-products pursuant to N.C. Gen. Stat. § 62-133.2.

C.DEQ Settlement. For purposes of CCR Cost recovery in Commission proceedings, and any appeals therefrom, each Intervenor Settling Party agrees that (i) closure of CCR impoundments at the Companies’ sites as required by the DEQ Settlement, and (ii) the closure plans and corrective action plans for each site to be approved by DEQ (as may be amended by DEQ in the future) are reasonable, prudent, in the public interest, and consistent with law;

D.Waivers and Reservations. Each Intervenor Settling Party, with respect only to CCR Costs incurred by DEC through January 31, 2030, or by DEP through February 28, 2030:

i.    Waives its right and ability, before any court or before any administrative body (including the Commission) or other dispute resolution tribunal, to assert – either on its own initiative or in support of another person’s or entity’s assertions – that Future CCR Costs, including Financing Costs, shall be shared between either Company and the Customers of such Company through (1) Equitable Sharing or (2) any other rate base or return adjustment that shares, for the CCR Costs that are not otherwise disallowed due to a Reasonable and Prudent Disallowance, the revenue requirement burden.

ii.    Waives its right and ability, before any court or before any administrative body (including the Commission) or other dispute resolution tribunal, to challenge – either on its own initiative or in support of another person’s or entity’s challenges – any Future CCR Costs, along with any associated Financing Costs, on the basis of any Historical Practice Arguments.

iii.    Reserves its right and ability, before any court or before any administrative body (including the Commission) or other dispute resolution tribunal, to propose a Reasonable and Prudent Disallowance for any Future CCR Costs, along with any associated Financing Costs.

E.Historical CCR Costs Incurred Through January 31, 2020 (DEC), and February 29, 2020 (DEP). In accordance with and furtherance of the Waivers and Reservations listed in paragraph III.D., the Settling Parties agree that in the Commission's decisions upon remand of the 2017 NC Rate Cases, and in its decisions in the pending 2019 NC Rate Cases, the Settling Parties request and support the Commission entering an order or orders that include all of the following:

i.    Leaving in place its decision in the 2017 NC DEP Rate Case, including the $30 million DEP Cost of Service Penalty.

ii.    Leaving in place its decision in the 2017 NC DEC Rate Case, including the $70 million DEC Cost of Service Penalty.

iii.    In the 2019 NC DEC Rate Case, reducing the combination of CCR Costs and Financing Costs sought to be recovered from DEC Customers by $224 million, and permitting recovery of the remaining balance of CCR Costs and Financing Costs accrued during the Deferral Period over a five-year Amortization Period, with Financing Costs during the Amortization Period based upon a return premised upon DEC’s cost of debt set forth in the Second Partial Stipulation, adjusted as appropriate to reflect the deductibility of interest expense, and an ROE 150 basis points lower than the 9.6% ROE set forth in the Second Partial Stipulation, with a capital structure of 48% debt and 52% equity; and

iv.    In the 2019 NC DEP Rate Case, reducing the combination of CCR Costs and Financing Costs sought to be recovered from DEP Customers by $261 million, and permitting recovery of the remaining balance of CCR Costs and Financing Costs accrued during the Deferral Period over a five-year Amortization Period, with Financing Costs during the Amortization Period based upon a return premised upon DEP’s cost of debt set forth in the Second Partial Stipulation, adjusted as appropriate to reflect the deductibility of interest expense, and an ROE 150 basis points lower than the 9.6% ROE set forth in the Second Partial Stipulation, with a capital structure of 48% debt and 52% equity.

The $224 million and $261 million reductions set out in subparagraphs (iii) and (iv) above shall reduce the 2019 NC Rate Case deferred CCR balances as of December 31, 2020, and the Companies shall not accrue after that date and attempt to recover from Customers any Financing Costs on those amounts.

The Settling Parties acknowledge and agree that the ROE reduction and the capital structure required by this paragraph III.E.: (i) are for purposes of settling recovery of

CCR Costs from Customers only, (ii) do not apply to any aspect of the Companies’ cost of service other than recovery of CCR Costs, and (iii) do not reflect an admission by any Settling Party as to the Companies’ actual ROE or appropriate capital structure ultimately awarded by the Commission in rate cases. The Settling Parties also acknowledge and agree that subparagraphs (iii) and (iv) above do not impact the CCR Costs and Financing Costs that were the subject of the 2017 NC Rate Cases; and that the ratemaking treatment of those costs as reflected in the Companies’ interim rates in the 2019 NC Rate Cases should not change.

F.Future CCR Costs. In accordance with and furtherance of the Waivers and Reservations listed in paragraph III.D., with respect to Future CCR Costs, the Settling Parties support the Commission, in the next general rate case for each Company, entering an order or orders requiring the following:

i.    DEC to forbear from seeking recovery of $108 million on any regulatory asset it establishes and is found by the Commission to be prudently incurred and reasonable in order to defer for recovery Future CCR Costs;

ii.    DEP to forbear from seeking recovery of $162 million on any regulatory asset it establishes and is found by the Commission to be prudently incurred and reasonable in order to defer for recovery Future CCR Costs; and

iii.    Recovery of remaining Future CCR Costs through the dates indicated in this subsection from Customers authorized by the Commission to include Financing Costs during the Deferral Periods based upon DEC and DEP’s respective last authorized WACC returns, and recovery of Financing Costs during any Amortization Period based upon a return premised upon their respective Commission-approved embedded costs of debt, adjusted as appropriate to reflect the deductibility of interest expense, and an ROE 150 basis points lower than the authorized ROE then in effect, with a capital structure composed of 48% debt and 52% equity.

The $108 million and $162 million reductions set out in subdivisions (i) and (ii) above shall be applied to the balance of Future CCR Costs and Financing Costs accrued through December 31, 2020, that the Companies would otherwise seek to recover in a future rate case, and the Companies shall not accrue after December 31, 2020, and attempt to recover from Customers any Financing Costs on those amounts.

The Settling Parties acknowledge and agree that the reduced ROE and the capital structure required by this paragraph III.F.: (i) are for purposes of settling recovery of Future CCR Costs from Customers only, (ii) do not apply to any aspect of the Companies’ cost of service other than recovery of Future CCR Costs, and (iii) do not reflect an admission by any Settling Party as to the Companies’ actual ROE or appropriate capital structure.

The Settling Parties further agree that they will, prior to January 1, 2030, engage in good faith negotiations to resolve all issues and claims in connection with CCR Costs incurred by DEC after January 31, 2030, and by DEP after February 28, 2030. This provision does not place any obligation upon any Settling Party to resolve those issues and claims, and each Settling Party maintains complete discretion to approve or reject any proposed settlement for those issues and claims.

G.Coal ash insurance litigation proceeds. The Settling Parties agree that Customers will receive one hundred percent (100%) of the first [BEGIN CONFIDENTIAL] _______ [END CONFIDENTIAL] in NC retail allocable proceeds the Companies receive from any coal ash insurance litigation, without reduction for any attorneys’ fees incurred. This amount shall be kept confidential, and redacted in any publicly filed or publicly available copy of this CCR Settlement Agreement. Any coal ash litigation proceeds received above this amount will be shared equally between Customers and the Companies without reduction for any attorneys’ fees incurred. Any such proceeds due to Customers under this provision will be applied by the Companies in the form of an offset to CCR Costs. In any proceeding before the Commission, or in any appeals therefrom, the Settling Parties further agree not to oppose any request by the Companies to seek approval to defer their legal costs associated with the coal ash insurance litigation. The Intervenor Settling Parties reserve their respective rights to review and object to the recovery of such legal costs in future rate cases.

H.Timing of Implementation of New DEC Rates. In support of the planned deployment of DEC’s new Customer Connect billing system in early April 2021, the Settling Parties agree to act in good faith and use their best efforts to support the implementation of DEC’s new rates, when approved by the Commission, by no later than April 1, 2021. Further, if DEC is required by the Commission to refund to its customers any amount of temporary rates finally determined by the Commission to be excessive, plus up to 10% interest per annum, in accordance with its temporary rate authority under N.C. Gen. Stat. § 62-135, the Settling Parties agree not to oppose in any proceeding before the Commission, or in any appeal therefrom, a delay in the issuance of the refunds to customers until after DEC’s Customer Connect system is deployed, on the condition that the refunds continue to accrue interest at the rate prescribed by the Commission.
I.Commitment to Support Settlement Agreement; Future Proceedings. The Settling Parties agree that this CCR Settlement Agreement represents a reasonable compromise of contested issues, and that its acceptance and approval by the Commission is in the public interest. In any proceeding before the Commission related to approval of this CCR Settlement Agreement or in any proceeding before the Commission related to Future CCR Costs, each Settling Party agrees that it: (i) shall not object to the pre-filed testimony and exhibits of any witness sponsored by another Settling Party on an issue resolved by and consistent with this CCR Settlement Agreement; (ii) waives the right to cross-examine any witness with respect to such pre-filed testimony and exhibits; (iii) reserves the right, consistent with its obligation to support this CCR Settlement Agreement in good faith, to address questions posed to any witness by a party not a party to this CCR Settlement Agreement or by a Commissioner; and (iv) may present witnesses and retains the right to cross-examine any witness, or object to the admission of testimony or exhibits sponsored by any witness, in connection with a Reasonable and Prudent Disallowance. The Public Staff and the AGO further agree that they will support this CCR Settlement Agreement in any appeal from an Order of the Commission in connection with approval of this Agreement. Sierra Club further agrees that it will not oppose this CCR Settlement Agreement in any appeal from an Order of the Commission in connection with approval of this Agreement.

J.Successors and Assigns. The provisions of this CCR Settlement Agreement will inure to the benefit of and be binding upon the heirs, successors and assigns in interest of the Settling Parties.

K.Further Assurances. Each Settling Party agrees that it will take any and all necessary steps, sign, and execute any and all necessary documents, agreements, or instruments which are required to implement the terms of this CCR Settlement Agreement and each Settling Party will refrain from taking any action, either expressly or impliedly, which would have the effect of prohibiting or hindering the performance of the other Settling Parties to this CCR Settlement Agreement.

L.Applicable Law and Interpretation. The laws of the State of North Carolina, without resort to the choice of law provisions thereof, will govern this CCR Settlement Agreement and its application. Each Settling Party agrees that it has been represented by its own counsel throughout any negotiations about and at the signing of this CCR Settlement Agreement and any other documents signed incidental thereto. Therefore, the Settling Parties agree that none of the provisions of this CCR Settlement Agreement will be construed against any Settling Party more strictly than against the other Settling Party.

M.Binding Effect. The Settling Parties acknowledge that this CCR Settlement Agreement represents an agreement between and among fewer than all of the parties to the 2017 NC Rate Cases and the 2019 NC Rate Cases, and must be approved by the Commission in order to become effective. The Settling Parties further acknowledge that this CCR Settlement Agreement is the product of negotiation and compromise of a complex set of issues, and no portion of this CCR Settlement Agreement is or will be binding on any of the Settling Parties unless the entire CCR Settlement Agreement is accepted by the Commission. If the Commission rejects any part of this CCR Settlement Agreement or approves this CCR Settlement Agreement subject to any change or condition or if the Commission’s approval of this CCR Settlement Agreement is rejected or conditioned by a reviewing court, the Settling Parties agree to meet and discuss the applicable Commission or court order within five business days of its issuance and to attempt in good faith to determine if they are willing to modify the CCR Settlement Agreement consistent with the order. No Settling Party shall withdraw from the CCR Settlement Agreement prior to complying with the foregoing sentence. If any Settling

Party withdraws from the CCR Settlement Agreement, each Settling Party retains the right to seek additional procedures before the Commission, including cross-examination of witnesses, with respect to issues addressed by the CCR Settlement Agreement and shall not be bound or prejudiced by the terms and conditions of the CCR Settlement Agreement.

N.Counterparts. This CCR Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution by facsimile, electronic signature, or electronically transmitted image of a signature shall be deemed to be, and shall have the same effect as, execution by original signature.

O.Entire Agreement. This CCR Settlement Agreement represents the entire agreement between the Settling Parties relating to the matters addressed herein and supersedes all prior negotiations, representations, or agreements between the Settling Parties, either written or oral. This CCR Settlement Agreement applicable to the NC Rate Cases may be amended only by written instrument designated as an amendment to this CCR Settlement Agreement and executed by all of the Settling Parties.
[SIGNATURES ON FOLLOWING PAGE]

The foregoing is agreed and stipulated this the 22nd day of January, 2021.
Duke Energy Carolinas, LLC
Duke Energy Progress, LLC

By: /s/ Stephen G. De May_________
Stephen G. De May
North Carolina President

Public Staff – North Carolina Utilities Commission
By: /s/ Christopher J. Ayers
Christopher J. Ayers
Executive Director
Attorney General’s Office

By:  /s/ W. Swain Wood
W. Swain Wood
First Assistant Attorney General and General Counsel
Sierra Club

By: /s/ Bridget M. Lee________________
Bridget M. Lee
Law Program Senior Attorney